EXHIBIT 5

[LETTERHEAD OF HOGAN & HARTSON LLP]

May 6, 2009

Board of Directors

FPL Group, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Ladies and Gentlemen:

We are acting as counsel to FPL Group, Inc., a Florida corporation (“FPL Group”), in connection with the public offering of up to 4,000,000 shares of common stock, par value $.01 per share (the “Shares”), by FPL Group in accordance with the terms of the FPL Group, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) as described in the prospectus (the “Prospectus”) that forms part of FPL Group’s registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Florida Business Corporation Act, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Florida Business Corporation Act” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance and sale of the Shares in accordance with the terms of the Plan as contemplated by the Registration Statement, and (iii) receipt by FPL Group of the consideration specified in the Plan, the Shares will be validly issued, fully paid and non-assessable.

Board of Directors

FPL Group, Inc.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP